Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Acquires American Motive Power,
Acquisition Expands Expertise in Locomotive and Diesel Engine Repair,
Reach Grows to East Coast

SOUTH BEND, Ind., Jan. 16, 2007– Industrial services provider MISCOR Group, Ltd. (OTC BB: MIGL) today announced it has acquired privately held American Motive Power, Inc. (AMP), a provider of a wide range of  services to the railroad industry. The acquisition expands MISCOR’s locomotive expertise in its Repair, Remanufacturing and Manufacturing (RRM) Division.

MISCOR said the acquisition of Dansville, NY-based AMP supports the Company’s desire to grow its service capabilities in the railroad industry by expanding its repair and remanufacturing of locomotives and diesel engines for locomotives.  The AMP operation and its experienced team of technicians are housed in approximately 250,000-square-feet of space, large enough to simultaneously service 20 locomotives.

The new operation and experienced employees are expected to bolster MISCOR’s already industry-recognized expertise in the reconditioning, remanufacturing and manufacturing of power assemblies for 710, 645 and 547 EMD diesel engines.  In addition, the vertical integration of AMP is an example of MISCOR’s strategic growth strategy to add value to its roster of blue clip customers, as MISCOR’s subsidiaries Magnetech Industrial Services and HK Engine Components are currently AMP’s largest suppliers.

“The acquisition of American Motive Power is a great way for us to kick-off 2008 and continue building on the momentum we established in the second half of 2007,” said John Martell, President and CEO of MISCOR.  “By expanding our presence along the East Coast we have the opportunity to add new customers and cross-sell our services in the high density transportation centers in the Northeast.”

AMP Founder and President Larry Mehlenbacher said: “I am pleased to find a company of MISCOR’s caliber that is dedicated to providing the same high level of service and responsiveness that has always distinguished AMP from the competition.  I look forward to AMP becoming part of the MISCOR family of companies and watching the company grow undertheir national industrial-services model.”

As part of the acquisition, MISCOR said that Pierre Desrosiers will become Vice President of Operations for the new subsidiary.  A veteran of the industry, Desrosiers has extensive locomotive shop maintenance and management experience, including serving as Director-Locomotive Division for Alstom Transport Canada. Joseph Fearon will become Vice President

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of Business Development and Engineering. Fearon has over 40 years of experience in the railroad industry.  He founded Morrison Knudsen Corp-Rail Systems Group, and served as its President.   Gary Walsh will become Vice President of Sales and Marketing.  Walsh brings an extensive background in sales and marketing management in the locomotive industry with both General Electric and Alstom.  MISCOR Executive Vice President and COO Richard Tamborski will become President of American Motive Power, Inc.

In addition to the acquisition, MISCOR also announced that it has closed a new $15 million financing package with Wells Fargo that will be used for this acquisition and working capital requirements.

A 1 for 25 reverse stock split of MISCOR’s common stock which was previously announced on Dec. 3, 2007 was declared effective on Jan. 14, 2008.  As a result of the reverse split, the Company’s ticker symbol was change to MIGL.OB.

Financial terms of the AMP acquisition and Wells Fargo financing package will be available on separate Form 8-Ks to be filed with the Securities and Exchange Commission (SEC) at www.sec.gov.

About MISCOR
South Bend, Ind.-based MISCOR Group, Ltd. (OTC BB: MIGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: RRM (repair, remanufacturing and manufacturing) segment, which provides maintenance and repair services for industrial motors, generators and lifting magnets, and diesel engine component  manufacturing, remanufacturing and repair services; and CES (construction and engineering services) segment, which provides a wide range of electrical and mechanical contracting services and engineering and repair services for electrical power distribution systems. MISCOR was ranked on the Inc. 500 in 2004 and 2005 and has grown to more than 600 employees in 14 locations nationwide.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.     ###

CONTACT:
Rich Mullin, CFO	Jeff Lambert, Patrick Kane
MISCOR Group, Ltd.	Lambert, Edwards & Associates, Inc.
(574) 234-8131	(616) 233-0500 pkane@lambert-edwards.com